EXHIBIT 4(b)

FIRST AMENDMENT TO THE
STATE AUTO INSURANCE COMPANIES
RETIREMENT SAVINGS PLAN
(as restated effective January 1, 2014)
Background Information

A.
State Auto Property and Casualty Insurance Company (the “Company”) previously adopted and maintains the State Auto Insurance Companies Retirement Savings Plan (the “Plan”) for the benefit of its eligible employees and their beneficiaries.

B.	Section 12.02 of the Plan permits the Company to amend the Plan at any time.

C.	The Plan was most recently amended and restated, in its entirety, on December 29, 2014, the same to be effective (except as otherwise provided therein) as of January 1, 2014.

D.	The Company desires to amend the Plan to clarify how matching contributions shall be calculated.

Amendment of the Plan
The Plan is hereby amended, effective January 1, 2017, as follows:

1.	Section 3.04B.(i), regarding “Safe Harbor Matching Contributions,” is amended to read as follows:
“Amount. For Plan Years beginning on and after January 1, 2008, matching contributions sufficient to meet the “safe harbor” requirements of Code Section 401(k)(12) shall be made to each eligible Participant’s Account and shall be referred to as “Safe Harbor Matching Contributions.”  Specifically, for each eligible Employee who authorizes Salary Reduction Contributions, or is deemed to have authorized Salary Reduction Contributions under Section 3.02C. of the Plan, the Employer will pay to the Trustee a Safe Harbor Matching Contribution for the Plan Year equal to:

(i)	100% of the Participant’s Salary Reduction Contributions up to one-percent of the Participant’s Compensation for the Plan Year, plus

(ii)	50% of the Participant’s Salary Reduction Contributions in excess of one percent but not in excess of six percent of the Participant’s Compensation for the Plan Year.
Safe Harbor Matching Contributions shall be made to the Trustee (i) as soon as practicable after the end of each pay period to which they relate (based on the Participant’s Salary Reduction Contributions and Compensation for such pay period), and (ii) as soon as practicable after the end of the Plan Year (if a “true-up” contribution is necessary, based on the Participant’s Salary Reduction Contributions and Compensation for the Plan Year).”

2.	All other provisions of the Plan shall remain in full force and effect.

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY (the “Company”)

By:
Its:
Date: